EXHIBIT 10.5(q)
EMPLOYMENT AGREEMENT
     THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of December 15, 2008, by and between Cinemark Holdings, Inc., a Delaware corporation (the “Company”), and Lee Roy Mitchell (“Executive”).
WITNESSETH:
     WHEREAS, Cinemark, Inc., a wholly owned subsidiary of the Company, and Executive are parties to an Employment Agreement dated as of March 12, 2004, as amended to the date hereof, relating to Executive, which arrangement sets forth the terms and conditions of Executive’s employment with Cinemark, Inc. (the “Original Agreement”); and
     WHEREAS, the parties desire to enter into this Agreement to replace and supersede the Original Agreement;
     NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties hereto agree as follows:
     1 Employment.
          1.1 Title and Duties. The Company hereby employs Executive as the Chairman of the Company. Subject to the provisions in the Company’s Amended and Restated Bylaws, Executive’s duties, responsibilities and authority shall be normal, customary and consistent with Executive’s position and title and shall include serving in a similar capacity with certain of the Company’s Subsidiaries (as hereinafter defined) and such other duties, responsibilities and authority as may be assigned to Executive by the Board of Directors of the Company (the “Board”); provided that no additional compensation will be paid for Executive’s service on the board of directors of any Company Subsidiary. Executive shall report directly to the Board.
          1.2 Services and Exclusivity of Services. Executive shall devote his reasonable efforts, skill and attention to the business and affairs of the Company and its Subsidiaries. Notwithstanding the foregoing, so long as Executive has not breached any of the terms contained in Section 4 hereof and so long as his engaging in the following activities does not materially interfere with Executive’s performance of his duties as provided in this Agreement, Executive may engage in the following activities: (a) religious, charitable and other community activities; (b) service on the boards of directors of other companies; (c) investment activities and other business activities in any industry, other than the motion picture exhibition industry (except to the extent that such activity constitutes a Permitted Activity as hereafter defined); and (d) participation in a Permitted Activity as defined below. “Permitted Activity” means the investment in, development of, and/or operation of, one or more combined family restaurant and entertainment facilities, each of which facilities shall conduct all of the following activities: (A) the operation of one or more restaurants, (B) the operation of no more than sixteen (16) movie screens with no more than an average of 200 seats per screen, and (C) the operation of one or more game rooms (which shall include amusement rides, climbing walls, football passing machines and billiard tables), one or more lounges and one or more party rooms.
          1.3 Location of Office. The Company shall make available to Executive an office and support services appropriate for Executive’s position at the Company’s headquarters in the Dallas/Plano, Texas area. Executive’s principal office shall be located at the Company’s headquarters in Plano, Texas.
          1.4 Approval Rights. So long as Executive is Chairman of the Company, the Company shall not sell or otherwise dispose of, or permit any Subsidiary to sell or otherwise dispose of, in the aggregate more than $50,000,000 of the assets of the Company and its Subsidiaries during any twelve-month period (computed on the basis of fair market value, determined by the Board in its reasonable good faith judgment), or (B) acquire directly or indirectly (by merger, consolidation or otherwise) any movie theatres for an aggregate consideration in excess of $50,000,000 during any twelve-month period without the written consent of Executive.

          1.5 Subsidiaries; Person. For purposes of this Agreement, “Subsidiary” or “Subsidiaries” means, as to any Person, any other Person (i) of which such Person or any other Subsidiary of such Person is a general partner, (ii) of which such Person, any one or more of its other Subsidiaries of such Person, or such Person and any one or more of its other Subsidiaries, directly or indirectly owns or controls securities or other equity interests representing more than fifty percent (50%) of the aggregate voting power, or (iii) of which such Person, any one or more of its other Subsidiaries of such Person, or such Person and any one or more its other Subsidiaries, possesses the right to elect more than fifty percent (50%) of the board of directors or Persons holding similar positions; and “Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, or other entity or group (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended).
     2 Term. The term of Executive’s employment under this Agreement (the “Term”) shall commence on the Effective Date (as defined in Section 18) and shall continue for a period of three (3) years thereafter; provided, however, that at the end of the Term, the Term shall be extended for an additional one-year period unless either party notifies the other party in writing, at least thirty (30) days prior to the end of the Term, of such party’s intent not to extend the Term.
     3 Compensation.
          3.1 Base Salary. During the Term, the Company will pay to Executive a base salary at the rate of $794,516 per year, payable in accordance with the Company’s practices in effect from time to time (“Base Salary”). Amounts payable shall be reduced by standard withholding and other authorized deductions. Such Base Salary shall be reviewed for increase (but not decrease) in the sole discretion of the Board or such individual, group or committee that the Board may select as its delegate not less frequently than annually during the Term. In conducting any such review, the Board or such delegate shall consider and take into account, among other things, any change in Executive’s responsibilities, performance of Executive, and compensation of other senior executives of the other comparable companies and other pertinent factors. Once increased, Executive’s Base Salary shall not be decreased except upon mutual agreement between the parties, and, as so increased, shall constitute Base Salary hereunder.
          3.2 Bonuses; Incentive, Savings and Retirement Plans; Welfare Benefit Plans.
               (a) Executive shall be entitled to participate in all annual and long-term bonuses and incentive, savings and retirement plans generally available to other senior executive employees of the Company. Executive and Executive’s family as the case may be, shall be eligible to participate in and receive all benefits under welfare benefit plans, practices, programs and policies provided to other senior executive employees of the Company, including, without limitation, medical, prescription, dental, disability, salary continuance, employee life, group life, accidental death and travel accident insurance plans and programs. The Company reserves the right to modify, suspend or discontinue any and all of its benefits referred to in this Section 3.2 at any time without recourse by Executive so long as such action is taken generally with respect to other senior executives and does not single out Executive.
               (b) In addition to his Base Salary, for each fiscal year ending during the Term, Executive will be entitled to participate in the Cinemark Holdings, Inc. Performance Bonus Plan (the “Annual Bonus Plan”), as such Annual Bonus Plan may be amended from time to time, or pursuant to the terms of any successor plan. If the performance targets specified by the Compensation Committee of the Board are satisfied, Executive will receive an annual incentive cash bonus (the “Annual Bonus”) based upon the award opportunity parameters and performance targets established by the Compensation Committee of the Board pursuant to the terms of the Annual Bonus Plan. The amount of the Annual Bonus award opportunity and the performance targets that must be satisfied to receive such Annual Bonus award will be established by the Compensation Committee, in its sole discretion, each fiscal year pursuant to the terms of the Annual Bonus Plan. All such Annual Bonus award payments will be payable as specified pursuant to the terms of the Annual Bonus Plan and will be reduced by standard withholding and other authorized deductions.
          3.3 Fringe Benefits. Executive shall be entitled to receive fringe benefits consistent with Executive’s duties and position, and in accordance with the benefits provided to other senior executive employees of the Company. The Company reserves the right to modify, suspend or discontinue any and all of its fringe benefits referred to in this Section 3.3 at any time without recourse by Executive so long as such action is taken generally with respect to other senior executives and does not single out Executive.
          3.4 Travel and Expenses. Executive shall be entitled to reimbursement for expenses incurred in the furtherance of the business of the Company in accordance with the Company’s practices and procedures, as they may exist from time to time. Executive may, in his discretion, elect to purchase, and be reimbursed for, business class tickets on any international flights which scheduled flight time exceeds five hours. Executive shall keep complete and accurate records of all expenditures such that Executive may substantiate and fully account for such expenses according to the Company’s practices and procedures.
          3.5 Vacation. Executive shall be entitled to paid vacations and other absences from work that are reasonably consistent with the performance of Executive’s duties as provided in this Agreement; provided, however, that Executive will be provided a minimum of eight (8) weeks of paid vacation in each calendar year of the Company. Such vacations and absences shall be not less than those generally provided to other senior executive employees.
          3.6 Country Club Entertainment Benefit. The Company shall, if Executive so requests, provide Executive with a country club membership at a country club selected by Executive, reimburse Executive for all membership costs and dues related thereto, and reimburse Executive for all charges for goods and services incurred that relate to the Company’s business. Executive shall keep complete and accurate records of all expenditures such that Executive may substantiate and fully account for such expenses according to the Company’s practices and procedures.
          3.7 Automobile Allowance. The Company shall provide Executive with a company car, which car shall be a full size current model luxury automobile or other car selected by Executive.
          3.8 Life Insurance. The Company shall pay the premiums on, and maintain, in effect throughout the Term, a whole life insurance policy on the life of Executive in an amount of not less than Five Million Dollars ($5,000,000.00). Executive shall have the right to designate the beneficiary under such policy.
          3.9 Disability Insurance. The Company shall pay the premiums on, and maintain in effect throughout the Term, long-term disability insurance providing for payment of benefits at rates not less than sixty-six percent (66%) of Executive’s Base Salary.
          3.10 Board Service. So long as Executive serves as a director on the Board in accordance with the terms of the Stockholders Agreement, dated as of the date hereof, Executive agrees to serve as the Chairman of the Board, provided he is indemnified for serving in such capacity as set forth in the Indemnification Agreement, which indemnity shall survive the termination of the Indemnification Agreement and of this Agreement. The Company will provide appropriate directors’ and officers’ insurance naming Executive as a named insured with limits of no less than that provided to other directors and officers of the Company.
          3.11 Payment of Compensation and Benefits. Executive acknowledges and agrees that all payments required to be paid to Executive and benefits to be provided to Executive may be paid or provided by the Company or its successor or any Subsidiary of the Company or its successor.
     4 Confidential Information; Non-Competition; Non-Solicitation.
          4.1 General. Executive acknowledges that during his employment and as a result of his relationship with the Company and its affiliates, Executive has obtained and will obtain knowledge of, and has been given and will be given access to, information, including, but not limited to, information regarding the business, operations, services, proposed services, business processes, advertising, marketing and promotional plans and materials, price lists, pricing policies, ticket sales, film licensing, purchasing, real estate acquisition and leasing, other financial information and other trade secrets, confidential information and proprietary material of the Company and its affiliates or designated as being confidential by the Company or its affiliates which are not generally known to non-Company personnel, including information and material originated, discovered or developed in whole or in part by Executive (collectively referred to herein as “Confidential Information”). The term “Confidential Information” does not include any information which (i) at the time of disclosure is generally available to the public (other than as a result of a disclosure by Executive in breach of this Agreement), or (ii) was available to Executive on a non-confidential basis from a source (other than the Company or its Affiliates or their representatives) that is not and was not prohibited from disclosing such information to Executive by a contractual, legal or fiduciary obligation. Executive agrees that during the Term and, to the fullest extent permitted by law, thereafter, Executive shall, in a fiduciary capacity for the benefit of the Company and its affiliates, hold all Confidential Information strictly in confidence and will not directly or indirectly reveal, report, disclose, publish or transfer any of such Confidential Information to any Person, or utilize any of the Confidential Information for any purpose, except in furtherance of Executive’s employment under this Agreement and except to the extent that Executive may be required by law to disclose any Confidential Information. Executive acknowledges that the Company and its affiliates are providing Executive additional Confidential Information that Executive was not given prior to execution of this Agreement, as further consideration to Executive for executing this Agreement, including the promises and covenants made by Executive in this Section 4.
          4.2 Non-Competition. In further consideration of the compensation to be paid to Executive hereunder, Executive acknowledges that during the course of his employment with the Company and its Subsidiaries, he has, and will, become familiar with the trade secrets of the Company and its Subsidiaries and with other Confidential Information concerning the Company and its Subsidiaries and that his services have been and shall continue to be of special, unique and extraordinary value to the Company and its Subsidiaries. Therefore, subject to Section 5.4(c), Executive agrees that, during Executive’s employment hereunder and for one year after the date of termination of Executive’s employment (the “Non-compete Period”), he shall not directly or indirectly own any interest in, manage, control, participate in, consult with, render services for, be employed in an executive, managerial or administrative capacity by, or in any manner engage in, any Competing Business. For purposes of this Agreement, “Competing Business” means any business (including, to the extent applicable, any Permitted Activity) that owns, operates or manages any movie theatre within a 25-mile radius (if such theatre is outside of a Major DMA) or a 10-mile radius (if such theatre is within a Major DMA) of any theatre (i) being operated by the Company or any of its Subsidiaries during Executive’s employment hereunder (but excluding any theatres which the Company and its Subsidiaries have ceased to operate as of the date of the termination of Executive’s employment hereunder), or (ii) under consideration by the Company or any of its Subsidiaries for opening as of the date of termination of Executive’s employment; “Major DMA” means a Designated Market Area in the United States with a number of households in excess of 700,000; “Designated Market Area” means each of those certain geographic market areas in the United States designated as such by Nielsen Media Research, Inc. (“Nielsen”), as modified from time to time by Nielsen, whereby Nielsen divides the United States into non-overlapping geography for planning, buying and evaluating television audiences across various markets and whereby a county in the United States is exclusively assigned, on the basis of the television viewing habits of the people residing in the county, to one and only one Designated Market Area; and all theatres operated by the Company and its Subsidiaries in the Western Hemisphere (other than the United States) shall be treated as being outside a Major DMA. Nothing herein shall prohibit Executive from being a passive owner of not more than five percent (5%) of the outstanding stock of any class of a corporation which is publicly traded, so long as Executive has no active participation in the business of such corporation. Notwithstanding the foregoing, Executive’s obligations under this Section 4.2 shall terminate and become null and void upon the consummation of a Sale of the Company to any Person that directly or indirectly owns, operates or manages theatres with an aggregate of more than 50 movie screens, each of which movie screens is used for the primary purpose of exhibiting commercially distributed full-length motion pictures. For purposes hereof, “Sale of the Company” means the sale of the Company to a Person or Persons pursuant to which such Person or Persons directly or indirectly acquire (i) capital stock of the Company possessing the voting power under normal circumstances to elect a majority of the Company’s board of directors or entitling such Person to exercise more than fifty percent (50%) of the total voting power of the shares of capital stock of the Company or the surviving entity entitled to vote (whether by merger, consolidation or sale or transfer of the Company’s capital stock) or (ii) all or substantially all of the Company’s assets determined on a consolidated basis.
          4.3 Non-Solicitation. During the Term and for three (3) years thereafter (the “Non-solicitation Period”), Executive shall not directly or indirectly through another Person (i) induce or attempt to induce any managerial or executive-level employee of the Company or any Subsidiary to leave the employ of the Company or such Subsidiary, or in any way interfere with the relationship between the Company or any Subsidiary and any employee thereof, (ii) without the Company’s prior written consent, hire any person who was a managerial or executive level employee of the Company or any Subsidiary at any time during the Term or (iii) induce or attempt to induce any customer, supplier, landlord, developer, licensee, licensor, franchisee or other business relation of the Company or any Subsidiary to cease doing business with the Company or such Subsidiary, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company or any Subsidiary or (iv) make any negative, derogatory or disparaging statements or communications regarding the Company or any of its Subsidiaries or any of their officers, directors or affiliates. Notwithstanding the foregoing, after Executive’s employment is terminated for any reason, Executive may hire members of his family (which members shall be limited to his spouse, descendants, spouses of his descendants and siblings of his spouse) who are employed by the Company or any of its Subsidiaries or any former employee of the Company or any of its Subsidiaries who were involuntarily terminated by the Company or any of its Subsidiaries.
          4.4 Proprietary Interest. All inventions, designs, improvements, patents, copyrights and discoveries conceived by Executive during Executive’s employment by the Company or its affiliates whether prior to or after the Effective Date (as defined in Section 18 hereof)(other than with respect to any Permitted Project) that are useful in or directly or indirectly related to the business of the Company and its affiliates or to any experimental work carried on by the Company or its affiliates, shall be the property of the Company and its affiliates. Other than with respect to any Permitted Projects, Executive will promptly and fully disclose to the Company or its affiliates all such inventions, designs, improvements, patents, copyrights and discoveries (whether developed individually or with other persons) and shall take all steps necessary and reasonably required to assure the Company’s or such affiliate’s ownership thereof and to assist the Company and its affiliates in protecting or defending the Company’s or such affiliate’s proprietary rights therein.
          4.5 Return of Materials. Executive expressly acknowledges that all data, books, records and other Confidential Information of the Company and its affiliates obtained in connection with the Company’s business whether prior to or after the Effective Date (as defined in Section 18 hereof) are the exclusive property of the Company or its affiliates and that upon the termination of Executive’s employment by the Company or its affiliates, Executive will immediately surrender and return to the Company or its affiliates all such items and all other property belonging to the Company or its affiliates then in the possession of Executive. Executive shall not make or retain any copies thereof. The Company expressly acknowledges that all data, books, records and other information relating to the Permitted Projects are the exclusive property of Executive and shall not be used or retained by the Company.
          4.6 Property of the Company. Executive acknowledges that from time to time in the course of providing services to the Company whether prior to or after the Effective Date (as defined in Section 18 hereof), Executive shall have the opportunity to inspect and use certain property, both tangible and intangible, of the Company and its affiliates, and Executive hereby agrees that such property shall remain the exclusive property of the Company and its affiliates. Executive shall have no right or proprietary interest in such property, whether tangible or intangible, including, without limitation, Executive’s customer and supplier lists, contract forms, books of account, computer programs and similar property.
          4.7 Reasonable in Scope and Duration; Consideration. Executive agrees and acknowledges that the restrictions contained in this Section 4 are reasonable in scope and duration and are necessary to protect the business interests and Confidential Information of the Company and its affiliates after the Effective Date of this Agreement, and Executive further agrees and acknowledges that he has reviewed the provisions of this Agreement with his legal counsel. Executive acknowledges and agrees that Executive will receive substantial, valuable consideration from the Company for the covenants contained in this Section 4, including without limitation, compensation and other benefits.
          4.8 Permitted Activities. Notwithstanding anything to the contrary contained herein, Executive may at any time during the Term and thereafter engage in the Permitted Activities so long as the Permitted Activities do not constitute a Competing Business, and prior to committing to any lease or purchase of any real property for use in connection with any facility to be used as the location of a Permitted Activity, Executive shall provide written notice to the Company describing such facility and its location in reasonable detail.

     5 Termination.
          5.1 Termination Prior to Expiration of Term. Notwithstanding the provisions of Section 2, Executive’s employment may be terminated prior to the expiration of the Term only as provided in this Section 5.
          5.2 Death or Disability.
               (a) The Company may terminate Executive’s employment hereunder due to death or Disability (as defined below). If Executive’s employment hereunder is terminated as a result of death or Disability, Executive (or Executive’s estate or personal representative in the event of death) shall be entitled to receive (i) all Base Salary due to Executive through the date of termination; (ii) the actual Annual Bonus, if any, that Executive would have received in respect of the fiscal year of the Company in which Executive’s termination of employment occurs, prorated by a fraction, the numerator of which is the number of days in such fiscal year prior to the date of termination and the denominator of which is 365 days, payable at the same time as any Annual Bonus payments are made to other similarly situated active executives pursuant to the terms of the Annual Bonus Plan and subject to satisfaction of the performance targets for such fiscal year; (iii) any previously vested equity incentive awards and benefits, such as retirement benefits and vacation pay, in accordance with the terms of the plan or agreement pursuant to which such equity incentive awards or benefits were granted to Executive (items (i) through (iii) above collectively referred to as “Accrued Employment Entitlements”); (iv) a lump sum payment equal to twelve (12) months of Executive’s full Base Salary, which shall be payable as soon as practicable following the date of termination but not later than March 15 of the first calendar year following the year of such termination; provided, that in the case of Disability such payment shall be offset by the amount of Base Salary paid by the Company to Executive or Executive’s personal representative from the date on which Executive was first unable substantially to perform Executive’s duties through the date of such termination; and (v) any benefits payable to Executive or Executive’s beneficiaries, as applicable, in accordance with the terms of the applicable benefit plan. At the Company’s expense, Executive and/or Executive’s dependents shall be entitled to continue to participate in the Company’s welfare benefit plans and programs on the same terms as other senior, actively-employed executives for a period of twelve months from the date of such termination. Executive and/or Executive’s dependents shall thereafter be entitled to any continuation of such benefits provided under such benefit plans or by applicable law. Following the death or Disability of Executive, Executive’s participation under any stock option or other incentive compensation plan (other than Annual Bonuses included in the definition of Accrued Employment Entitlements) shall be governed by the terms of such plans.
               (b) “Disability” means if, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, Executive is either (i) unable to engage in any substantial gainful activity; or (ii) receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering Company employees. Executive’s Disability shall be determined by the Company, in good faith, based upon information supplied by Executive and the physician mutually agreed upon by the Company and Executive. For purposes of this Section 5.2, Executive’s date of termination will be deemed the date of Executive’s Disability. Executive agrees to submit to physical exams and diagnostic tests reasonably recommended by such physician.
          5.3 Termination by the Company for Cause or by Executive because of a Voluntary Termination.
               (a) Executive’s employment hereunder may be terminated by the Company for Cause (as hereinafter defined) or by Executive under a Voluntary Termination (as hereinafter defined). If Executive’s employment hereunder is terminated under this Section 5.3, Executive shall be entitled to receive all Base Salary due to Executive through the date of termination. Furthermore, all previously vested rights of Executive under a stock option or similar incentive compensation plan or program shall be treated in accordance with the terms of such plan or program. Except as specifically set forth in this Section 5.3, the Company shall have no further obligations to Executive following a termination for Cause, or a Voluntary Termination.
               (b) “Cause” means (i) subject to clause (ii) below, a felony or a violation by Executive of the federal securities laws which results in a conviction, a guilty plea or a plea of nolo contendere, (ii)

the commission of fraud, embezzlement or theft by Executive in connection with Executive’s employment hereunder; (iii) engaging in conduct involving moral turpitude that causes the Company and its affiliates substantial public disrepute or substantial economic harm; (iv) a material breach by Executive of this Agreement or any other agreement to which Executive and the Company are parties and/or Executive’s gross neglect of Executive’s duties hereunder which is not cured to the Board’s reasonable satisfaction within fifteen (15) days after notice thereof is given to Executive by the Board; (v) the intentional wrongful damage to material property of the Company or its affiliates; or (vi) drug or alcohol abuse or other intentional conduct by Executive which causes the Company and its affiliates substantial public disrepute or substantial economic harm. Notwithstanding the foregoing, the Company shall not be entitled to terminate Executive for Cause under clause (ii) above, unless (A) the Board shall have made a good faith investigation into the existence of the commission of the fraud, embezzlement or theft which would serve as the basis of Executive’s termination for Cause under clause (ii) above, during which investigation the Company may place Executive on a paid administrative leave of absence and (B) no less than two-thirds (2/3) of the members of the Board (excluding the Mitchell Directors) shall have made a good faith determination that the Company is entitled to terminate Executive for Cause under clause (ii) above. For purposes hereof, “Mitchell Directors” shall have the meaning assigned to such term in the Stockholders Agreement, dated the date hereof, by and among Popcorn Merger Corp., a Delaware corporation, MDCP, Executive and the other Persons signatories thereto.
               (c) “Voluntary Termination” means a termination of employment by Executive on Executive’s own initiative other than (i) a termination due to Disability or (ii) a termination for Good Reason.
          5.4 Termination by the Company without Cause or by Executive for Good Reason. The Company may terminate Executive’s employment hereunder without Cause, and Executive shall be permitted to terminate Executive’s employment hereunder for Good Reason (as hereinafter defined). If the Company terminates Executive’s employment hereunder without Cause, other than due to death or Disability, or if Executive effects a termination for Good Reason, Executive shall be entitled to receive the payments and benefits set forth in this Section 5.4.
               (a) If Executive’s employment hereunder is terminated by the Company without Cause, so long as Executive has not breached any of the terms contained in Section 4, Executive shall be entitled to receive each of the following:
                    (i) Executive’s Accrued Employment Entitlements;
                    (ii) Executive’s annual Base Salary in effect as of the date of such termination, payable in accordance with the Company’s normal payroll practices for a period of twelve (12) months following any such termination; provided, however, that if Executive is, as of the date of such termination, a “specified employee” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), any amount that is (1) not treated as a short-term deferral within the meaning of Treas. Reg. § 1.409A-1(b)(4), and (2) exceeds the separation pay limit under Treas. Reg. § 1.409A-1(b)(9)(iii)(A) (two times the lesser of (A) the sum of Executive’s annualized compensation based on Executive’s annual Base Salary for the calendar year preceding the calendar year in which termination occurs (adjusted for any increase during that year that was expected to continue indefinitely if Executive’s employment had not been terminated), or (B) the maximum amount that may be taken into account under a qualified plan pursuant to Code Section 401(a)(17) for the year in which such termination occurs), will not be paid before the date that is six months after such date of termination, or if earlier, the date of Executive’s death. Any payments or benefits to which Executive would otherwise be entitled during such non-payment period will be accumulated and paid or otherwise provided to Executive on the first day of the seventh month following such date of termination, or if earlier, within 30 days of Executive’s death to his surviving spouse (or to his estate if Executive’s spouse does not survive him). For purposes of this Section 5.4(a)(ii) and Section 5.4(b), any amount that is paid as a short-term deferral within the meaning of Treas. Reg. § 1.409A-1(b)(4), or within the separation pay limit under Treas. Reg. § 1.409A-1(b)(9)(iii)(A) shall be treated as a separate payment, provided the aggregate of the separate payments under this Section 5.4(a)(ii) shall not exceed an amount equal to the Executive’s annual Base Salary in effect as of the date of such termination or for a period in excess of twelve (12) months following any such termination;

                    (iii) an amount equal to the most recent Annual Bonus received by Executive for any fiscal year ended prior to the date of such termination (determined without regard to any performance goals) , payable in a lump sum within thirty (30) days following such termination of employment; provided further, that if such termination or resignation occurs within thirty (30) days prior to the calendar year end, the payment, without interest, of the amount paid for a termination by the Company without Cause shall be paid no earlier than January 1 of the next year; and
                    (iv) Executive and Executive’s dependents shall be entitled to continue to participate in the Company’s welfare benefit plans and insurance programs on the same terms as other actively employed senior executives for a period of twelve (12) months from the termination date. Following the expiration of such twelve-month period, Executive and/or Executive’s dependents shall be entitled to any continuation of benefits as are provided under such benefit plans by the Company or as are required to be provided in accordance with applicable law.
               (b) If Executive’s employment hereunder is terminated by the Executive for Good Reason, so long as Executive has not breached any of the terms contained in Section 4, Executive shall be entitled to the benefits provided in Section 5.4(a), except the severance benefit specified in Section 5.4(a)(ii) (the “Regular Severance Benefit”) shall be payable in a lump sum (the “Permitted Lump Sum Benefit”) to the extent it is (1) treated as a short-term deferral within the meaning of Treas. Reg. § 1.409A-1(b)(4), or (2) does not exceed the separation pay limit under Treas. Reg. § 1.409A-1(b)(9)(iii)(A) (two times the lesser of (A) the sum of Executive’s annualized compensation based on Executive’s annual Base Salary for the calendar year preceding the calendar year in which termination occurs (adjusted for any increase during that year that was expected to continue indefinitely if Executive’s employment had not been terminated), or (B) the maximum amount that may be taken into account under a qualified plan pursuant to Code Section 401(a)(17) for the year in which such termination occurs), as described in Section 5.4(a)(ii). The Permitted Lump Sum Benefit shall be payable within thirty (30) days following such termination of employment; provided further, that if such termination or resignation occurs within thirty (30) days prior to the calendar year end, the payment, without interest, of the Permitted Lump Sum Benefit paid for a termination by Executive for Good Reason shall be paid no earlier than January 1 of the next year and any remaining amount shall be payable in installments in accordance with the Regular Severance Benefit provisions of Section 5.4(a)(ii).
               (c) Any outstanding stock options granted to Executive shall be vested and/or exercisable for the period through the date of such termination of employment, and shall remain exercisable, in accordance with the terms contained in the plan and the agreement pursuant to which such option awards were granted.
               (d) If Executive’s employment hereunder is terminated under this Section 5.4, notwithstanding anything to the contrary contained in Section 4.2, Executive shall be permitted to own, operate and invest in up to sixteen (16) movie theatres, so long as each such theatre is outside of a 25-mile radius (if such theatre is outside of a Major DMA) or a 10-mile radius (if such theatre is within a Major DMA) of the theatres being operated by the Company or any of its Subsidiaries or under consideration by the Company or any of its Subsidiaries for opening, in each case, as of the time of such termination of Executive’s employment. During the one-year period following the termination of Executive’s employment for any reason (including by expiration of the Term), Executive shall provide reasonable notice to the Company of his plans for acquiring ownership in, commencing operations of, or investing in, any movie theatre prior to any such event.
               (e) For purposes of the calculation of Executive’s benefits under any supplemental defined benefit plan in which Executive participates, Executive shall be credited with one additional year of service as a result of termination pursuant to this Section 5.4.
               (f) “Good Reason” means, and shall be deemed to exist if, without the prior written consent of Executive, (i) the Executive suffers a significant reduction in duties, responsibilities or effective authority associated with Executive’s title and position as set forth and described in this Agreement or is assigned any duties or responsibilities inconsistent in any material respect therewith (other than in connection with a termination for Cause); (ii) the Company fails to pay Executive any material amounts or provide any material benefits required to be paid or provided under this Agreement or is otherwise in material breach of this Agreement; (iii) the Company adversely changes the Executive’s title or reporting requirements; (iv) Executive’s Base Salary or benefits provided for hereunder are materially decreased, other than, in the case of benefits, as part of reductions affecting the Company’s executives generally; (v) the Company transfers Executive’s primary workplace by more than twenty (20) miles from the current workplace; or (vi) without duplication of clause (ii) above, the Company or Madison Dearborn Capital Partners IV, L.P., a Delaware limited partnership (“MDCP”), is in material breach of any agreement relating to the terms of Executive’s employment to which Executive, the Company and MDCP are parties. No termination by Executive shall be for “Good Reason” unless written notice of such termination setting forth in particular the event(s) constituting Good Reason is delivered to the Company (and to MDCP, in the case of clause (vi) above) within thirty (30) days following the date on which the event constituting Good Reason occurs and the Company (and/or MDCP, in the case of clause (vi) above) fails to cure or remedy the event(s) identified in the notice within thirty (30) days after receipt of such notice. Notwithstanding the foregoing, Good Reason shall not arise under either clause (i) or clause (iii) above to the extent that the actions described therein are taken in connection with the implementation of a succession plan for Executive, which succession plan has been agreed to by Executive.
          5.5 General Release. Except where the termination is the result of Executive’s death and notwithstanding the foregoing, no payments shall be made by the Company to Executive under this Section 5, unless otherwise required by state, local or federal law, until Executive executes a general release of all claims in a form reasonably approved by the Company. The terms of any such general release will not, without the written consent of the Executive, terminate any continuing payment or benefit obligations hereunder by the Company to the Executive. Notwithstanding the foregoing, if the Company fails to deliver a form of general release to the Executive by the forty-fifth (45th) day following the date of termination, the Executive will be deemed to have satisfied the condition of this Section 5.5 without being required to execute a general release.
          5.6 Continuing Assistance. Unless Executive’s employment is terminated by the Company for Cause or by Executive under a Voluntary Termination, for a period of five (5) years beginning on the date of the termination of Executive’s employment, the Company will provide such reasonable assistance and support to Executive or Executive’s estate as he or such estate shall reasonably require in connection with the preparation and filing of tax returns, statements, and forms insofar as such returns, statements, or forms relate to Executive’s employment or other association with the Company, or any of its predecessors or affiliates. At the Company’s election, such assistance and support shall be provided by either tax personnel from the Company or certified public accountants selected and compensated by the Company. The amount of expenses eligible for reimbursement or in-kind benefits provided under this Section 5.6 during any calendar year will not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year. Notwithstanding anything herein to the contrary, the reimbursement of any eligible expense under this Section 5.6 must be made, if at all, not later than the last day of the calendar year following the calendar year in which the expense was incurred. The benefits provided under this Section 5.6 are not subject to liquidation or exchange for any other benefit.
          5.7 Section 5 and this Agreement shall be administered and interpreted to maximize the short-term deferral exception to Code Section 409A, and Executive shall not, directly or indirectly, designate the taxable year of a payment made under this Agreement. The portion of any payment under this Agreement that is paid within the short-term deferral period (within the meaning of Code Section 409A and Treas. Reg. § 1.409A-1(b)(4)) will be treated as a short term deferral and not aggregated with other plans or payments. Any other portion of the payment that does not meet the short-term deferral requirement will, to the maximum extent possible, be deemed to satisfy the exception from Code Section 409A under Treas. Reg. § 1.409A-1(b)(9)(iii)(A) for involuntary separation pay and shall not be aggregated with any other payment. Any right to a series of installment payments pursuant to this Agreement is to be treated as a right to a series of separate payments. Any amount that is paid as a short-term deferral within the meaning of Treas. Reg. § 1.409A-1(b)(4) or within the involuntary separation pay limit under Treas. Reg. §1.409A-1(b)(9)(iii)(A) will be treated as a separate payment. Payment dates provided for in this Agreement are deemed to incorporate “grace periods” within the meaning of Code Section 409A.
     6 Arbitration.
          6.1 General. Any dispute, controversy or claim arising out of or relating to this Agreement, the breach hereof or the coverage or enforceability of this arbitration provision shall be settled by arbitration in Dallas, Texas (or such other location as the Company and Executive may mutually agree), conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, as such rules are in effect in Dallas/Fort Worth, Texas on the date of delivery of demand for arbitration. The arbitration of any such issue, including the determination of the amount of any damages suffered by either party hereto by reason of the acts or omissions of the other, shall be to the exclusion of any court of law. Notwithstanding the foregoing, either party hereto may seek any equitable remedy in a court to enforce the provisions of this Agreement, including but not limited to an action for injunctive relief or attachment, without waiving the right to arbitration.
          6.2 Procedure.
               (a) Either party may demand such arbitration by giving notice of that demand to the other party. The party demanding such arbitration is referred to herein as the “Demanding Party,” and the party adverse to the Demanding Party is referred to herein as the “Responding Party.” The notice shall state (x) the matter in controversy, and (y) the name of the arbitrator selected by the party giving the notice.
               (b) Not more than fifteen (15) days after such notice is given, the Responding Party shall give notice to the Demanding Party of the name of the arbitrator selected by the Responding Party. If the Responding Party shall fail to timely give such notice, the arbitrator that the Responding Party was entitled to select shall be named by the Arbitration Committee of the American Arbitration Association. Not more than fifteen (15) days after the second arbitrator is so named; the two arbitrators shall select a third arbitrator. If the two arbitrators shall fail to timely select a third arbitrator, the third arbitrator shall be named by the Arbitration Committee of the American Arbitration Association.
               (c) The dispute shall be arbitrated at a hearing that shall be concluded within ten days immediately following the date the dispute is submitted to arbitration unless a majority of the arbitrators shall elect to extend the period of arbitration. Any award made by a majority of the arbitrators (x) shall be made within ten days following the conclusion of the arbitration hearing, (y) shall be conclusive and binding on the parties, and (z) may be made the subject of a judgment of any court having jurisdiction.
               (d) Any amount to which Executive is entitled under this Agreement (including any disputed amount) which is not paid when due shall bear interest from the date due but not paid at a rate equal to the lesser of eight percent (8%) per annum and the maximum lawful rate.
          6.3 Costs and Expenses. All administrative and arbitration fees, costs and expenses shall be borne fifty percent (50%) by the Company and fifty percent (50%) by Executive.
     7 Non-Assignment. This Agreement shall not be assignable nor the duties hereunder delegable by Executive. None of the payments hereunder may be encumbered or in any way anticipated by Executive (or Executive’s estate or personal representative). The Company shall not assign this Agreement nor shall it transfer all or any substantial part of its assets without first obtaining in conjunction with such transfer the express assumption of the obligations hereof by the assignee or transferee.
     8 Remedies. Executive acknowledges that the services Executive is to render under this Agreement are of a unique and special nature, the loss of which cannot reasonably or adequately be compensated for in monetary damages, and that irreparable injury and damage will result to the Company and its Subsidiaries in the event of any default or breach of this Agreement by Executive. The parties agree and acknowledge that the breach by Executive of any of the terms of this Agreement will cause irreparable damage to the Company and its affiliates, and upon any such breach, the Company shall be entitled to injunctive relief, specific performance, or other equitable relief (without posting a bond or other security); provided, however, that this shall in no way limit any other remedies which the Company and its affiliates may have (including, without limitations, the right to seek monetary damages).
     9 Survival. The provisions of Sections 4 through 19 shall survive the expiration or earlier termination of the Term.

     10 Taxes. All payments to Executive under this Agreement shall be reduced by all applicable withholding required by Federal, state or local law.
     11 No Obligation to Mitigate; No Rights of Offset.
          11.1 Executive shall not be required to mitigate the amount of any payment or other benefit required to be paid to Executive pursuant to this Agreement, whether by seeking other employment or otherwise, nor shall the amount of any such payment or other benefit be reduced on account of any compensation earned by Executive as a result of employment by another person; provided that Executive and Executive’s dependents shall not be entitled to continue to participate in the welfare benefit plans of the Company and its Subsidiaries if Executive is covered by the welfare benefit plans of another employer.
          11.2 The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against Executive or others.
     12 Notices. Any notice or other communications relating to this Agreement shall be in writing and delivered personally or mailed by certified mail, return receipt requested, or sent by overnight courier, to the party concerned at the address set forth below:

If to Company:	Cinemark Holdings, Inc. 3900 Dallas Parkway, Suite 500 Plano, Texas 75093 Attn: Board of Directors

If to Executive:	At Executive’s residence address as maintained by the Company in the regular course of its business for payroll purposes.
     Either party may change the address for the giving of notices at any time by written notice given to the other party under the provisions of this Section 12. If notice is given by personal delivery or overnight courier, said notice shall be conclusively deemed given at the time of such delivery or upon receipt of such couriered notice. If notice is given by mail, such notice shall be conclusively deemed given upon deposit thereof in the United States mail.
     13 Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior written and oral and all contemporaneous oral agreements, understandings and negotiations with respect to the subject matter hereof. Without limiting the generality of the foregoing sentence, this Agreement supersedes any prior employment agreement, oral or written, including the Employment Agreement, dated as of March 12, 2004, between the Company and Executive, as amended, which shall terminate and be cancelled as of the Effective Date (as defined in Section 18 hereof), except for any breaches thereof by Executive prior to the Effective Date which shall survive such termination. This Agreement may not be changed orally, but only by an agreement in writing signed by both parties.
     14 Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one agreement.
     15 Construction. This Agreement shall be governed under and construed in accordance with the laws of the State of Texas, without regard to the principles of conflicts of laws. The paragraph headings and captions contained herein are for reference purposes and convenience only and shall not in any way affect the meaning or interpretation of this Agreement. It is intended by the parties that this Agreement be interpreted in accordance with its fair and simple meaning, not for or against either party, and neither party shall be deemed to be the drafter of this Agreement.
     16 Severability. The parties agree that if any provision of this Agreement as applied to any party or to any circumstance is adjudged by a court or arbitrator to be invalid or unenforceable, the same will in no way affect any other circumstance or the validity or enforceability of this Agreement. Without limiting the generality of the foregoing, in particular, if any provision in Section 4, or any part thereof, is held to be unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court or arbitrator making such determination shall have the power to reduce the duration and/or area of such provision, and/or to delete specific words or phrases, and in its reduced form, such provision shall then be enforceable and shall be enforced. In addition, in the event of a breach or violation by Executive of Section 4, the Non-compete Period and the Non-solicitation Period shall be automatically extended respectively by the amount of time between the initial occurrence of the breach or violation and when such breach or violation has been duly cured.
     17 Binding Effect. Subject to Section 7 hereof, the rights and obligations of the parties under this Agreement shall be binding upon and inure to the benefit of the permitted successors, assigns, heirs, administrators, executors and personal representatives of the parties.
     18 Effective Date; Effect on Original Agreement. This Agreement shall become effective as of the date first written above. This Agreement contains the entire understanding between the parties hereto and supersedes in all respects, the Employment Agreement, dated as of March 12, 2004, as amended to the date hereof, by and between Cinemark, Inc. and Executive, which agreement shall terminate in all respects upon the Effective Date.
     19 Executive’s Cooperation. During the Term and for five (5) years thereafter, Executive shall cooperate with the Company and its Subsidiaries in any internal investigation, any administrative, regulatory or judicial proceeding or investigation or any material dispute with a third party, in each case as reasonably requested by the Company (including, without limitation, Executive’s being reasonably available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s request to give testimony without requiring service of subpoena or other legal process, volunteering to the Company all pertinent information and turning over to the Company all relevant documents which are or may come into Executive’s possession, all at times and on schedules that are reasonably consistent with Executive’s other activities and commitments), in each case limited to the extent that such cooperation (a) becomes unduly burdensome for Executive (including in terms of the time commitments required by Executive in connection with such cooperation), (b) in the event that such cooperation is required after the Term, unreasonably interferes with Executive’s duties under his then current employment, (c) causes Executive to breach in any material respect any material agreement by which he is bound, or (d) is limited to the extent Executive is advised by legal counsel that such cooperation would not be in Executive’s best interests. In the event that the Company requires Executive’s cooperation in accordance with this paragraph, the Company shall reimburse Executive solely for: (i) his reasonable out-of-pocket expenses (including travel, lodging and meals) upon submission of receipts and (ii) any reasonable attorneys’ fees incurred by Executive to the extent that, after consultation with the Company, Executive deems it advisable to seek the advice of legal counsel regarding his obligations hereunder.
[Signature page follows]

     IN WITNESS WHEREOF, the parties have executed this Employment Agreement on the day and in the year first written above.

COMPANY: CINEMARK HOLDINGS, INC.
By:	/s/ Alan Stock
	Name:	Alan W. Stock
	Title:	Chief Executive Officer

EXECUTIVE:
/s/ Lee Roy Mitchell
Lee Roy Mitchell